Exhibit 3.8

CERTIFICATE OF INCORPORATION OF

protalix biotherapeutics, inc.

ARTICLE I

NAME

The name of the corporation is Protalix BioTherapeutics, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The Corporation is organized for the purposes of transacting any or all lawful business for which corporations may be organized under the laws of the United States and the laws of the State of Delaware.

ARTICLE III

CAPITAL STOCK

The Corporation is authorized to issue the following shares of capital stock: (a) 150,000,000 shares of common stock, par value $.001 per share (the “Common Stock”); and (b) 100,000,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock”). The voting rights, the rights of redemption and other relative rights and preferences of the Preferred Stock shall be established by the Board of Directors.

The Board of Directors may authorize the issuance of such stock to such persons upon such terms and for such consideration in cash, property or services as the Board of Directors may determine and as may be allowed by law. The just valuation of such property or services shall be fixed by the Board of Directors. All such stock when issued shall be fully paid and exempt from assessment.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The name of the registered agent of the Corporation and the street address of the registered office of this Corporation is:

[—]

ARTICLE V

CORPORATE MAILING ADDRESS

The principal office and mailing address of the Corporation is:

[—]

ARTICLE VI

POWERS

The Corporation shall have all of the corporate powers enumerated under Delaware law.

ARTICLE VII

DIRECTOR-CONFLICTS OF INTEREST

No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

(a)          The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors; or

(b)          The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(c)          The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board, committee or the shareholders.

A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the full extent and subject only to the limitations and provisions of the laws of the State of Delaware and the laws of the United States.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

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ARTICLE VIII

NO ANTI-TAKEOVER LAW GOVERNANCE

The Corporation shall not be governed by Section 203 of the Delaware General Corporation Law or any laws related thereto.

ARTICLE IX

INDEMNIFICATION

The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

ARTICLE X

FISCAL YEAR

The fiscal year of this Corporation shall be the calendar year, unless otherwise established by the Board of Directors.

ARTICLE XI

DURATION

The duration of the Corporation is perpetual, unless sooner liquidated or dissolved in accordance with law.

ARTICLE XII

Quorum for Shareholder Meetings

One third (1/3) of the shares entitled to be cast on any matter by a voting group shall constitute a quorum of that voting group for action on that matter.

The foregoing Certificate of Incorporation was approved by unanimous written consent of the Board of Directors and by the sole stockholder of the Corporation.

The undersigned has executed this Certificate of Incorporation this ____ day of _______, 2016.

PROTALIX BIOTHERAPEUTICS, INC.

By:

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